Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Jeremy Brock
Chief Financial Officer
Electromed, Inc.
952-758-9299
investorrelations@electromed.com

Electromed, Inc. Reports Record $6 Million Dollar Quarter

Operating Income Increased 180%

New Prague, Minnesota – February 9, 2016 - Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for the three- and six-month periods ended December 31, 2015.

Net revenues for the second quarter of fiscal 2016 were $6.26 million, a 28.3% or $1.38 million increase, compared to the second quarter of fiscal 2015. Growth in total net revenues was attributable to strong results in the home care market in which revenue increased by 21.5%, or $0.97 million, compared to the same period of fiscal 2015. Home care sales, which accounted for nearly 88% of revenues, increased due to a higher number of approvals, a higher conversion rate of referrals to approvals, and a higher average selling price from third party payers, such as insurance companies, Medicare and Medicaid, for the Company’s SmartVest® products.

The Company reported net income of $1.07 million, or $0.13 per basic and diluted share, for the second quarter of fiscal 2016, compared to $0.42 million, or $0.05 per basic and diluted share, for the same period of fiscal 2015. The increase in net income was the result of increased revenue and reductions in manufacturing costs year over year. During the second quarter, the Company also released the full valuation allowance on its net deferred tax assets, which positively affected net income by $288,000.

Gross margins in the second quarter of fiscal 2016 were 78.2%, up from 69.7% in the second quarter of fiscal 2015. The increase in gross profit percentage and gross profit dollars from $3.40 to $4.90 million resulted from the increases in domestic home care revenue along with lower manufacturing costs. Operating expenses, which include selling, general and administrative as well as research and development expenses, in the second quarter of fiscal 2016, were $3.65 million or 58.3% of revenue, compared with $2.96 million or 60.5% of revenue in the same period of the prior year. The increase was due to a combination of additional employees in the Company’s sales and sales support departments, additional expenses related to sales incentives and bonuses based on higher revenue, consulting fees associated with information technology (IT) improvements and outsourcing certain IT services.

Operating income increased 179.3% to $1.25 million in the second quarter of fiscal 2016, compared with $0.45 million in the same period of fiscal 2015. Net income increased 152.5%, to $1.07 million in the second quarter of fiscal 2016 driven by higher net revenues, the improved gross margin and a lower than normalized tax rate of 13.0% in the second quarter.

For the six months ended December 31, 2015, revenue increased 16.7%, to $11.26 million, compared to the same period of fiscal 2015. Gross margins were 77.8%, up from 69.4% in the same period of the prior year, while net income increased to $1.41 million, or $0.17 per basic and diluted share, compared to $0.80 million or $0.10 per basic and diluted share in the same period of the prior year.

Electromed, Inc.

Results for the Three-and Six- Months Ended December 31, 2015

Commenting on the second quarter results, Kathleen Skarvan, President and Chief Executive Officer of the Company said, “We are extremely pleased with our second quarter results as we reported record quarterly net revenues and earnings before tax. Home care sales continue to be positively affected by the combination of higher quality referrals generated by our sales force and strong performance by our reimbursement organization in obtaining reimbursement for both current and older referrals. Our strategy to build stronger synergy between our sales and reimbursement teams is resulting in higher levels of customer service, higher quality referrals and increased proficiency in processing referrals. Our higher sales also were impacted by expanded payer contracting across the United States.

“Our engineering and manufacturing teams continued to make progress in lowering the costs of our key product which helped us to produce record gross margins. Going forward, we will realize a positive impact to operating profit with the recent Consolidated Appropriations Act, 2016 that included a two-year moratorium on the medical device excise tax starting January 1, 2016. Our annualized expense, based on the first two quarters of fiscal 2016, was $264,000. We believe we have raised the range on the level of net revenues we can generate quarterly. This should, in turn, result in stronger operating income as we expect our revenues will grow more quickly than our expense base. We are increasingly confident that the market for our SmartVest will continue to grow, driven by an aging population, improved diagnostic procedures and growing confidence that HFCWO is an effective therapy for patients with compromised airway clearance.”

About Electromed, Inc.

Electromed, Inc. develops, manufactures, markets, and sells innovative products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function with a commitment to excellence and compassionate service. Further information about the Company can be found at www.electromed.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “estimate,” “expect,” “will” and similar words. Forward-looking statements in this release include estimated revenue trends, changes in sales opportunities, planned expenses, referral quality and processing, financial performance, profitability and market trends. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

Electromed, Inc.

Results for the Three-and Six- Months Ended December 31, 2015

Electromed, Inc.

Condensed Balance Sheets

	December 31, 2015	June 30, 2015
	(Unaudited)
Assets
Current Assets
Cash	$4,528,580	$3,598,240
Accounts receivable (net of allowances for doubtful accounts of $45,000)	6,903,378	6,518,816
Inventories	2,393,622	2,072,108
Prepaid expenses and other current assets	341,507	397,833
Total current assets	14,167,087	12,586,997
Property and equipment, net	3,460,979	3,635,516
Finite-life intangible assets, net	948,512	999,842
Other assets	185,375	182,699
Deferred income taxes	288,000	—
Total assets	$19,049,953	$17,405,054

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$48,774	$48,749
Accounts payable	620,922	538,518
Accrued compensation	836,322	700,370
Income tax payable	77,124	122,657
Warranty reserve	640,000	660,000
Other accrued liabilities	207,287	208,983
Total current liabilities	2,430,429	2,279,277
Long-term debt, less current maturities	1,178,375	1,202,446
Total liabilities	3,608,804	3,481,723

Commitments and Contingencies

Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,187,112 and 8,133,857 issued and outstanding at December 31, 2015 and June 30, 2015, respectively	81,871	81,339
Additional paid-in capital	13,435,952	13,327,320
Retained earnings	1,923,326	514,672
Total shareholders’ equity	15,441,149	13,923,331
Total liabilities and shareholders’ equity	$19,049,953	$17,405,054

Electromed, Inc.

Results for the Three-and Six- Months Ended December 31, 2015

Electromed, Inc.

Condensed Statements of Operations (Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2015	2014	2015	2014

Net revenues	$6,262,106	$4,881,723	$11,263,295	$9,652,262
Cost of revenues	1,363,509	1,478,290	2,505,268	2,954,087
Gross profit	4,898,597	3,403,433	8,758,027	6,698,175

Operating expenses
Selling, general and administrative	3,591,934	2,872,402	6,824,653	5,693,897
Research and development	57,090	83,643	98,634	158,909
Total operating expenses	3,649,024	2,956,045	6,923,287	5,852,806
Operating income	1,249,573	447,388	1,834,740	845,369
Interest expense, net of interest income of $2,924, $461 $3,548 and $1,673, respectively	17,880	24,677	38,086	45,129
Net income before income taxes	1,231,693	422,711	1,796,654	800,240

Income tax expense	(164,000)	—	(388,000)	—

Net income	$1,067,693	$422,711	$1,408,654	$800,240

Income per share:

Basic	$.13	$.05	$.17	$.10

Diluted	$.13	$.05	$.17	$.10

Weighted-average common shares outstanding:
Basic	8,133,857	8,114,252	8,133,857	8,114,252
Diluted	8,195,389	8,130,245	8,185,196	8,119,575

Electromed, Inc.

Results for the Three-and Six- Months Ended December 31, 2015

Electromed, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended December 31,
	2015	2014
Cash Flows From Operating Activities
Net income	$1,408,654	$800,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	307,778	308,525
Amortization of finite-life intangible assets	61,272	61,654
Amortization of debt issuance costs	9,327	9,883
Share-based compensation expense	109,164	38,511
Deferred taxes	(288,000)	—
Loss on disposal of property and equipment and intangibles assets	24,965	139,732
Changes in operating assets and liabilities:
Accounts receivable	(384,562)	(141,593)
Inventories	(290,582)	1,004
Prepaid expenses and other assets	57,843	32,161
Accounts payable and accrued liabilities	151,127	73,961
Net cash provided by operating activities	1,166,986	1,324,078

Cash Flows From Investing Activities
Expenditures for property and equipment	(181,290)	(285,760)
Expenditures for finite-life intangible assets	(17,790)	(51,073)
Net cash used in investing activities	(199,080)	(336,833)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(24,046)	(22,789)
Payment of deferred financing fees	(13,520)	(14,797)
Net cash used in financing activities	(37,566)	(37,586)
Net increase in cash	930,340	949,659
Cash
Beginning of period	3,598,240	1,502,702
End of period	$4,528,580	$2,452,361